Dated:  As of November 14, 2000

                     Amended and Restated Schedule A
                   to the Custodian Agreement between
   First Pacific Mutual Fund, Inc. and Union Bank of California, N.A.


Name of Fund


First Hawaii Intermediate Municipal Fund

First Hawaii Municipal Bond Fund






                                     UNION BANK OF CALIFORNIA, N.A.

                                     By:  /s/ Mark Peterson

                                     Title:  Vice President

                                     Date:  November 14, 2000

                                     FIRST PACIFIC MUTUAL FUND, INC.

                                     By:  /s/ Terrence K.H. Lee

                                     Title:  President

                                     Date:  November 17, 2000